PICTET’S PROXY VOTING POLICY

Issue subject to vote	Pictet’s voting policy
FINANCIAL RESULTS/DIRECTOR AND AUDITOR REPORTS

Vote FOR approval of financial statements and director and auditor reports, unless:

•      there are concerns about the accounts presented or audit procedures used; or

•      the company is not responsive to shareholder questions about specific items that should be publicly disclosed.

APPOINTMENT OF AUDITORS AND AUDITOR COMPENSATION

Vote FOR the re-election of auditors and proposals authorizing the board to fix auditor fees, unless:

•      there are serious concerns about the accounts presented or the audit procedures used;

•      the auditors are being changed without explanation; or

•      non audit-related fees are substantial or are routinely in excess of standard annual audit fees.

Vote AGAINST the appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

ABSTAIN if a company changes its auditor and fails to provide shareholders with an explanation for the change.

APPOINTMENT OF INTERNAL STATUTORY AUDITORS

Vote FOR the appointment or re-election of statutory auditors, unless:

•      there are serious concerns about the statutory reports presented or the audit procedures used;

•      questions exist concerning any of the statutory auditors being appointed; or

•      the auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

ALLOCATION OF INCOME

Vote FOR approval of the allocation of income, unless:

•      the dividend payout ratio has been consistently below 30 percent without adequate explanation; or the payout is excessive given the company’s financial position.

STOCK (SCRIP) DIVIDEND ALTERNATIVE AND DIVIDEND REINVESTMENT PLANS	Vote FOR most stock (scrip) dividend proposals. Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

AMENDMENTS TO ARTICLES OF ASSOCIATION	Vote amendments to the articles of association on a CASE-BY-CASE basis.

CHANGE IN COMPANY YEAR END	Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its AGM.
LOWER DISCLOSURE THRESHOLD FOR STOCK OWNERSHIP	Vote FOR resolutions to lower the stock ownership disclosure threshold in the interests of providing more disclosure by significant shareholders.
TRANSACT OTHER BUSINESS	Vote AGAINST other business when it appears as a voting item.
DIRECTOR AND SUPERVISORY BOARD MEMBER ELECTIONS

Vote FOR management nominees in the election of directors, unless:

•      there are clear concerns about the past performance of the company or the board;

•      the board fails to meet minimum corporate governance standards;

•      the board takes actions that are not in shareholders’ best interests (excessive executive compensation, adopting anti takeover devices, failure to respond to shareholder concerns/wishes, or demonstrating a “lack of duty or care”); or

•     the board has been insensitive to labour interests, human rights, supplier codes of conduct, or has engaged in other corporate activities that affect the reputation of the company in the global market.

Vote FOR individual nominees unless there are specific concerns about the individual, such as criminal wrongdoing or breach of fiduciary responsibilities.

Vote AGAINST shareholder nominees unless they demonstrate a clear ability to contribute positively to board deliberations.

Vote AGAINST individual directors if they cannot provide an explanation for repeated absences at board meetings (in countries where this information is disclosed)

DIRECTOR FEES

Vote FOR proposals to award director fees unless the amounts are excessive relative to other companies in the country or industry.

Vote AGAINST proposals to introduce retirement benefits for non-executive directors.

DISCHARGE OF BOARD AND MANAGEMENT	Vote CASE-BY-CASE on the discharge of the board and management:

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION, AND AUDITOR INDEMNIFICATION

Vote CASE-BY-CASE on proposals that provide director liability for actions on behalf of the company.

ABSTAIN on proposals that provide for director liability where national law dictates that a shareholder who casts a FOR vote forfeits legal rights, such as the right to sue a company.

Vote FOR proposals to allow indemnification of directors and officers when actions were taken on behalf of the company and no criminal violations occurred.

Vote AGAINST proposals to indemnify auditors.

BOARD STRUCTURE

Vote FOR proposals to fix board size.

Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.

Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

SHARE ISSUANCE REQUESTS

Vote FOR general issuance requests with pre-emptive rights up to 50 percent of issued capital;

Vote FOR general issuance requests without pre-emptive rights up to ten percent of issue capital; and

Vote FOR specific issuance requests with or without pre-emptive rights up to any amount depending on the purpose for the issuance.

Increases in Authorized Capital

Vote FOR non-specific proposals to increase authorized capital up to 50 percent over the current authorization.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

the specific purpose of the increase (such as a share-based acquisition or merger) does not meet Pictet guidelines for the purpose being proposed.

Vote AGAINST proposals to adopt unlimited capital authorizations.

REDUCTION OF CAPITAL	Vote FOR proposals to reduce capital unless the terms are unfavourable to shareholders.

CAPITAL STRUCTURES

Vote FOR resolutions that seek to maintain or convert to a one share, one vote capital structure.

Vote AGAINST requests for the creation or continuation of dual class capital structures or the creation of new or additional super-voting shares.

PREFERRED STOCK

Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50 percent of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote AGAINST the creation of blank check preferred stock.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

DEBT ISSUANCE REQUESTS

Vote debt issuance requests on a CASE-BY-CASE basis, with or without pre-emptive rights.

Vote AGAINST an issuance of convertible bonds with pre-emptive rights if the conversion increases the company’s share capital by more than 100 percent over the current outstanding capital.

Vote AGAINST an issuance of convertible bonds without pre-emptive rights if the conversion increases the company’s share capital by more than 20 percent over the current outstanding capital.

PLEDGING OF ASSETS FOR DEBT	Vote proposals to approve the pledging of assets for debt on a CASE-BY-CASE basis.
INCREASE IN BORROWING POWERS	Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

SHARE REPURCHASE PLANS	Vote FOR share repurchase plans, unless: • clear evidence of past abuse of the authority is available; or • the plan contains no safeguards against selective buybacks.
REISSUANCE OF SHARES REPURCHASED	Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.
CAPITALIZATION OF RESERVES FOR BONUS ISSUES/INCREASE IN PAR VALUE	Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.
REORGANIZATIONS/RESTRUCTURINGS	Vote reorganizations and restructurings on a CASE-BY-CASE basis.

MERGERS AND ACQUISITIONS

Vote FOR mergers and acquisitions, unless:

•      the impact on earnings or voting rights for one class of shareholders is disproportionate to the relative contributions of the group; or

•      the company’s structure following the acquisition or merger does not reflect good corporate governance; or

•      there is a high degree of job loss with no reasonable explanation; or

•      there is a significant reduction in basic labour standards.

Vote AGAINST if the companies do not provide sufficient information upon request to make an informed voting decision.

ABSTAIN if there is insufficient information available to make an informed voting decision.

REINCORPORATION PROPOSALS	Vote reincorporation proposals on a CASE-BY-CASE basis.
EXPANSION OF BUSINESS ACTIVITIES	Vote FOR resolutions to expand business activities unless the new business takes the company into risky areas.
RELATED PARTY TRANSACTIONS	Vote related party transactions on a CASE-BY-CASE basis. ABSTAIN from voting when details of a particular arrangement are not available.

COMPENSATION PLANS	Vote compensation plans on a CASE-BY-CASE basis.
ANTITAKEOVER MECHANISMS	Vote AGAINST all antitakeover proposals unless they are structured in such a way that they give shareholders the ultimate decision on any proposal
SHAREHOLDER PROPOSALS

Vote all shareholder proposals on a CASE-BY-CASE basis.

Vote FOR proposals that would improve the company’s corporate governance or business profile at a reasonable cost.

Vote AGAINST proposals that limit the company’s business activities or capabilities or result in significant costs being incurred with little or no benefit.

CONFLICTS OF INTEREST

Pictet shall comply with the following procedures: Pictet shall review each proxy to assess the extent, if any, to which there may be a material conflict between the interests of the applicable Client on the one hand and Pictet and its affiliates, directors, officers, employees (and other similar persons) on the other hand (a “potential conflict”). Pictet shall perform this assessment on a proposal-by-proposal basis, and a potential conflict with respect to one proposal in a proxy shall not indicate that a potential conflict exists with respect to any other proposal in such proxy. If Pictet determines that a potential conflict may exist, it shall resolve any such conflict in a manner that is in the collective best interests of the applicable Client and Pictet’s other clients (excluding any client that may have a potential conflict). Without limiting the generality of the foregoing, Pictet may resolve a potential conflict in any of the following manners:

(i)           If the proposal that gives rise to a potential conflict is specifically addressed in Pictet’s Proxy Voting Policies and Procedures, Pictet may vote the proxy in accordance with the pre-determined policies and guidelines set forth in such Proxy Voting Policies and Procedures; provided that such pre-determined policies and guidelines involve little discretion on the part of Pictet;

(ii)         Pictet may disclose the potential conflict to the Client and obtain the Client’s consent before directing Pictet to vote in the manner approved by the Client;

(iii)        Pictet may engage an independent third-party to determine how the proxy should be voted; or

(iv)        Pictet may establish an ethical wall or other informational barriers between the person(s) that are involved in the potential conflict and the person(s) making the voting decision in order to insulate the potential conflict from the decision maker.

Pictet shall use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist if and only if one or more of Pictet’s senior account representatives actually knew or reasonably should have known of the potential conflict.